    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1995.

                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------
                                   ONEOK INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                     73-0383100
       (State or other jurisdiction of              (IRS Employer Identification No.)
        incorporation or organization)

                             100 WEST FIFTH STREET
                             TULSA, OKLAHOMA 74103
                                 (918) 588-7000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                  LAVON NEAL                              DONALD A. KIHLE, ESQ.
                VICE PRESIDENT                               ARRINGTON KIHLE
                  ONEOK INC.                              GABERINO & DUNN, P.C.
            100 WEST FIFTH STREET                            1000 ONEOK PLAZA
          TULSA, OKLAHOMA 74103-4240                            ONEOK INC.
                (918) 588-7906                          TULSA, OKLAHOMA 74103-4219
                                                              (918) 585-8141

         (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS          AMOUNT      PROPOSED MAXIMUM  PROPOSED MAXIMUM
     OF SECURITIES TO BE          TO BE        OFFERING PRICE  AGGREGATE OFFERING    AMOUNT OF
          REGISTERED            REGISTERED       PER UNIT*           PRICE*      REGISTRATION FEE
-------------------------------------------------------------------------------------------------
Common Stock, without par
  value......................  2,000,000 shs.      $23.6875       $47,375,000       $16,336.00
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

* Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED AUGUST 7, 1995

                                2,000,000 SHARES

                                   ONEOK INC.

                                  COMMON STOCK

                             DIRECT STOCK PURCHASE
                         AND DIVIDEND REINVESTMENT PLAN

     The Direct Stock Purchase and Dividend Reinvestment Plan (the Plan) of ONEOK Inc. (the Corporation), offers customers of the Corporation and other interested parties the opportunity to purchase the common stock, no par value, of the Corporation (Common Stock), directly from the Plan thereby avoiding brokerage fees and commissions and to automatically reinvest their Dividends in shares of Common Stock. The purpose of the Plan is to provide existing and potential ONEOK Inc. investors a convenient and economical means to purchase Common Stock and to reinvest all or a portion of their Dividends in the purchase of additional shares of Common Stock. This Plan replaces the Corporation's existing Dividend Reinvestment and Stock Purchase Plan.

     The shares of Common Stock purchased under the Plan may be shares purchased on the open market, shares held by the Corporation as Treasury Shares, or Authorized Shares that are unissued. In the event of an open-market purchase, the Market Price will be the weighted average price (excluding brokerage fees and commissions) of all shares purchased for the relevant Investment Dates, as defined. The Market Price of shares purchased under the Plan that are sold from the Corporation's Treasury Stock or issued from the Corporation's Authorized but Unissued Shares of Common Stock will be calculated by computing the five-day average of the daily average of the high and low prices of the Common Stock on the New York Stock Exchange for the five (5) business days prior to the relevant Investment Date. See "Source and Price of Shares" for the Common Stock on page 8.

     The price to the Participant of shares purchased with Initial Investments or Optional Investments will be one hundred percent (100%) of the Market Price. The price to the Participant of shares purchased under the Plan with reinvested Dividends will be ninety-seven percent (97%) of the Market Price.

     The Corporation's Common Stock is listed on the New York Stock Exchange under the symbol OKE. On August 3, 1995, the last reported sale price of the Common Stock on the New York Stock Exchange Composite Tape was $23.875. See "Price Range of Common Stock and Dividends" on page 12.

     To the extent required by applicable law in certain jurisdictions, including Arizona, Florida, Maine, Nebraska, North Carolina, North Dakota, Ohio, Oklahoma, and Vermont, shares of Common Stock offered under the Plan to persons not presently record holders of ONEOK Inc. Common or Preferred Stock are offered only through a registered broker/dealer in such jurisdictions.

     This Prospectus should be retained for future reference.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

               THE DATE OF THIS PROSPECTUS IS            , 1995.

                             AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the SEC). Such reports, proxy statements, and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC:
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Corporation's Common Stock is listed on the New York Stock Exchange
(NYSE). Reports, proxy statements, and other information concerning the Corporation can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Corporation has filed with the SEC a registration statement on Form S-3 (the Registration Statement) under the Securities Act with respect to the shares of Common Stock offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is made. Statements made in this Prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement, or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference. Any interested party may inspect the Registration Statement and the exhibits and schedules thereto, without charge, at the public reference facilities of the SEC and may obtain copies of all or any portion of the Registration Statement from the SEC upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Corporation hereby incorporates by reference herein its Annual Report to the SEC on Form 10-K for the fiscal year ended August 31, 1994, its Quarterly Reports to the SEC on Form 10-Q for the quarters ended November 30, 1994, February 28, 1995, and May 31, 1995, and its Current Reports to the SEC on Forms 8-K dated June 19, 1995, July 20, 1995, and July 21, 1995, which have been filed previously with the SEC under File No. 1-2572.

     All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus. The documents incorporated herein by reference are sometimes hereinafter called the "Incorporated Documents." Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The information relating to the Corporation contained in this Prospectus does not purport to be comprehensive and is based upon information contained in the Incorporated Documents. Accordingly, the information contained herein should be read together with the information contained in the Incorporated Documents.

     The Corporation will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all of the Incorporated Documents, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to the Corporate Secretary, ONEOK Inc., P.O. Box 871, Tulsa, Oklahoma 74102-0871, telephone number 918-588-7906.

                                THE CORPORATION

     ONEOK Inc. and its subsidiaries engage in several aspects of the energy business. The Corporation purchases, gathers, compresses, transports, and stores natural gas for distribution to consumers. It transports gas for others, leases pipeline capacity to others for their use in transporting gas, and is a partner in a natural gas transmission system that transports gas for others. The Corporation explores for and produces oil and gas, extracts and sells natural gas liquids, buys and sells natural gas in the spot market, and is engaged in the gas marketing business. In addition, it leases and operates a headquarters office building (leasing excess space to others) and owns and operates a related parking facility. As a regulated natural gas utility, the Corporation distributes natural gas to approximately 733,000 customers in a service area comprising approximately three-fourths of the state of Oklahoma, thereby meeting the natural gas needs of over two million people.

     The Corporation was incorporated in Delaware on November 10, 1933.

     The Corporation's principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103. The mailing address is P.O. Box 871, Tulsa, Oklahoma 74102-0871, and the telephone number is 918-588-7000.

                             DIRECT STOCK PURCHASE
                         AND DIVIDEND REINVESTMENT PLAN

     The Plan offers the Corporation's customers and other interested parties the opportunity to make an initial purchase of Common Stock directly from the Plan, thereby avoiding brokerage fees and commissions, and allows automatic reinvestment of Dividends in additional shares of ONEOK Inc. Common Stock. The shares of Common Stock purchased under the Plan may be shares purchased on the open market, shares held by the Corporation as Treasury Stock, or Authorized Shares that are unissued.

PURPOSE

     The purpose of the Plan is to provide existing and potential investors a convenient and economical means to purchase Common Stock and reinvest all or a portion of their Dividends in the purchase of additional shares of Common Stock. Participants in the Plan may elect to have Dividends on shares held in their Plan Accounts paid to them by check, reinvested in shares of Common Stock, or a combination thereof. If a Participant elects to have Dividends reinvested, such Dividends will be used to purchase additional shares of Common Stock at Market Price, discounted by three percent (3%).

DEFINITIONS

     Administrator: The bank or trust company (or other entity) appointed by the Corporation to act as administrator of the Plan. The current Administrator is Liberty Bank and Trust Company of Oklahoma City, N.A., the Corporation's Stock Transfer Agent, Registrar, and Dividend Disbursing Agent.

     Authorized Shares: The number of shares of stock which the Certificate of Incorporation authorizes the Corporation to issue.

     Beneficial Owner: The owner of securities, the title of which is held in the name of another.

     Dividend: A cash distribution of corporate earnings to shareholders.

     Dividend Payment Date: A date on which dividends are paid to the holders of shares of ONEOK Inc. Common and Preferred Stock.

     Dividend Record Date: The date on which a person or entity must be a registered shareholder of ONEOK Inc. Common or Preferred Stock in order to receive a particular Dividend.

     Fractional Share: A fractional interest in a share of Common Stock credited to the Participant's Plan Account.

     Initial Investment: First payment provided by an applicant for investment in the Plan, which must be at least $100 and not more than $100,000.

     Investment Date: The fifth (5th) and twentieth (20th) days of each month, or the next business day if these days fall on weekends or holidays.

     Medallion Signature Guarantee: A signature guarantee provided by a Stock Transfer Association-approved guarantor institution.

     Optional Investments: Payments provided by the Participant for investment in additional Common Stock shares under the Plan, subject to certain minimums and maximums.

     Participant: An eligible individual or entity currently enrolled in the Plan according to the Corporation's applicable procedure.

     Plan: The Corporation's Direct Stock Purchase and Dividend Reinvestment Plan, as stated in this Prospectus.

     Plan Account: An account maintained by the Administrator for the Participant.

     Treasury Shares or Treasury Stock: Shares of Authorized and Issued stock owned by the Corporation.

     Unissued Shares: Shares of stock authorized by the Certificate of Incorporation but not outstanding (i.e., not issued).

CERTAIN PLAN FEATURES

     - An interested party not presently owning shares of ONEOK Inc. Common Stock may become a Participant by making an Initial Investment of $100 but not more than $100,000 to purchase shares under the Plan. The maximum annual Optional Investment that will be allowed in any calendar year is a total of $100,000 per Participant. Initial Investments may be made by check or money order.

     - Owners of ONEOK Inc. Common or Preferred Stock may automatically reinvest all or a portion of their dividends in additional Common Stock at a three percent (3%) discount from the Market Price.

     - All Participants may invest additional funds in Common Stock through Optional Investments of at least $25 but not more than a maximum of $100,000 per calendar year. Optional Investments may be made by check, money order, or automatic deduction from a designated bank account. Optional Investments may be made as frequently as twice each month to coincide with regular Investment Dates.

     - ONEOK Inc. pays all brokerage fees and commissions in connection with purchases of Common Stock and reinvestment of dividends in shares of Common Stock under the Plan. Participants incur minimal brokerage fees upon withdrawal from the Plan and subsequent liquidation of all shares in their Plan Accounts. Partial sales of shares from a Plan Account will incur brokerage fees when more than one sale is requested in a calendar year.

     - Funds invested in the Plan are fully invested through the purchase of whole shares and Fractional Shares.

     - The Plan offers a share safekeeping service, at no charge, whereby Participants may deposit their common stock certificates with the Administrator. Ownership records of the Common Stock are maintained by the Administrator as part of the Participant's Plan Account.

     - Participants may make transfers or gifts of Common Stock from their Plan Accounts at no charge. When a Participant transfers or gives shares to another person, an account will be opened for the recipient, who will then enjoy full Plan benefits. No transfers or gifts may be made in Fractional Shares unless the entire account is transferred.

     - After each Investment Date on which a transaction occurs in a Participant's Plan Account, the Participant will receive a statement reflecting amounts invested, Dividends received, purchase prices

       (including any discount received), shares purchased, total shares accumulated, and other information relating to the status of the account.

     - The Market Price for shares purchased or sold under the Plan is determined by a formula as described under "Source and Price of Shares" on page 8 and, as a result, a purchase price at which shares will be purchased for Plan Accounts cannot be guaranteed.

ADMINISTRATION

     Liberty Bank and Trust Company of Oklahoma City, N.A., the current Administrator of the Plan, purchases and holds shares of Common Stock acquired under the Plan, sells shares, keeps records, sends statements of account activity to Participants, and performs other administrative duties related to the Plan. Participants may contact the Administrator by writing to:

             Liberty Bank and Trust Company of Oklahoma City, N.A.
                      ONEOK Inc. Direct Stock Purchase and
                         Dividend Reinvestment Services
                           Stock Transfer Department
                                 P.O. Box 25848
                          Oklahoma City, OK 73125-0848

or by telephoning the Administrator toll-free at 1-800-395-2662, Extension 6711, between 9:00 a.m. and 4:00 p.m. Central Standard Time.

ELIGIBILITY

     Any person or entity, whether or not a registered holder of shares of ONEOK Inc. Common or Preferred Stock, is eligible to participate in the Plan, provided that (i) the person or entity has received a current prospectus; (ii) such person or authorized representative of the entity completes, signs, and delivers to the Administrator an Enrollment Form in the manner described under the caption "Enrollment Procedures" below; and (iii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to the Corporation or the Participant.

ENROLLMENT PROCEDURES

     After being furnished a copy of this Prospectus, any eligible applicant may enroll in the Plan by completing and signing an Enrollment Form and returning it to the Administrator. Enrollment Forms are available upon request from the Administrator. Any current holder of ONEOK Inc. Common or Preferred Stock who wishes to participate in the Plan should sign the Enrollment Form exactly as the name(s) appear(s) on the stock certificate(s) representing the owner's share(s) of Common Stock. Any other eligible applicant must include a minimum Initial Investment of at least $100, but not more than $100,000, by check or money order, with a completed Enrollment Form. See "Initial Investments and Optional Cash Investments" on page 6.

     Any Participant may change the level of investment in the Plan by following the procedures described under the caption "Methods of Investment" on page 6. The applicant may elect to continue to hold the certificates representing such shares outside of the Plan, in which case the shares will not be considered part of the Plan Account, or the applicant may elect to deposit such shares with the Administrator through the Plan's share safekeeping service. See "Share Safekeeping" on page 9.

     ANY CURRENT PARTICIPANT IN THE CORPORATION'S DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN WILL AUTOMATICALLY CONTINUE AS A PARTICIPANT IN THE NEW PLAN WITHOUT SENDING IN AN ENROLLMENT FORM.

     Enrollment Forms will be processed as promptly as possible after receipt by the Administrator. Participation in the Plan will begin after a properly completed Enrollment Form has been reviewed and accepted by the Administrator.

     Any Beneficial Owner of ONEOK Inc. Common or Preferred Stock registered in the name of someone other than the Beneficial Owner (for example, a broker or bank nominee) may participate in the Plan by making arrangements with the broker or bank to participate on behalf of the Participant through the Depository Trust Company Dividend Reinvestment Service. Brokers and nominees owning ONEOK Inc. Common or Preferred Stock held at Depository Trust Company may participate in the Plan through the service. For information pertaining to this feature of the Plan, the Administrator should be contacted.

INITIAL INVESTMENTS AND OPTIONAL INVESTMENTS

     For applicants who are not already record holders of ONEOK Inc. Common or Preferred Stock, an Initial Investment of at least $100, but not more than $100,000, in the form of a check or money order must be included with the completed Enrollment Form and returned to the Administrator.

     Participants also may make Optional Investments by check or money order, or they may request automatic periodic transfer of funds from a designated bank account. Optional Investments must be at least $25 for any single investment, and the total investment allowed in any calendar year will be $100,000. There is no obligation to make an Optional Investment at any time, and the amounts of individual investments may vary according to the wishes of the Participant.

     Initial Investments and Optional Investments must be received by the Administrator no later than two (2) business days prior to an Investment Date to be invested on the designated Investment Date. Otherwise, the Initial Investment or Optional Investment will be held by the Administrator and invested on the next designated Investment Date. Upon a Participant's written request received by the Administrator no later than two (2) business days prior to the applicable Investment Date, an Initial Investment or Optional Investment not already invested under the Plan will be canceled and returned to the Participant, as appropriate. No refund of a check or money order will be made until the funds have been actually received by the Administrator. Accordingly, such refunds may be delayed up to several weeks from the original date of the cancellation request. No interest will be paid on amounts held by the Administrator pending investment or refund.

METHODS OF INVESTMENT

  Check or Money Order Investment

     Initial Investments and Optional Investments may be made by check or money order payable in United States dollars to: Liberty Bank of Oklahoma City/ONEOK Inc. Optional Investments sent by mail must be mailed to the Administrator together with the Optional Investment Form (which is the tear-off portion of the top of each account statement sent to Participants) or with a letter of instruction. The Optional Investment must be received by the Administrator no later than two (2) business days prior to an Investment Date to be invested on that Investment Date.

  Automatic Investment from Designated Bank Account

     Participants may make Optional Investments through automatic monthly transactions of a specified amount (not less than $25 per transaction and not more than a total of $100,000 per calendar year) through an Automated Clearing House (ACH) withdrawal from a designated United States bank account.

     To initiate automatic monthly deductions, the Participant must complete and sign the Automatic Deduction Form and return it to the Administrator together with a voided blank check for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable.

     Once automatic deductions are initiated, funds will be drawn from the Participant's bank account on the first (1st) or fifteenth (15th) day of each month, or both, as designated by the Participant. If any designated date falls on a weekend or holiday the next business day will become the designated day, and the funds will be invested in Common Stock on the following Investment Date.

     Participants may change or terminate automatic monthly deductions by submitting a properly completed, signed Automatic Deduction Form to the Administrator or by providing written instructions to the

Administrator. To be effective with respect to a particular Investment Date, however, the Form or written instructions must be received by the Administrator at least ten (10) business days preceding the ACH withdrawal date for such Investment Date.

  Dividends

     Participants may elect (i) full reinvestment of Dividends, (ii) partial cash payment and partial reinvestment of Dividends, or (iii) full cash payment of Dividends. Participants may elect to reinvest Dividends on Common Stock held in their Plan Accounts by designating an election on the Enrollment Form. Participants who are registered holders of ONEOK Inc. Common or Preferred Stock may elect to reinvest Dividends on shares that are not held in their Plan Accounts by designating an election on the Enrollment Form. If no election is indicated on the Enrollment Form, which has otherwise been properly completed, all Dividends will be reinvested. Participants who are Beneficial Owners of ONEOK Inc. Common or Preferred Stock registered in the name of someone other than the Beneficial Owners (such as a broker or bank) may elect to reinvest Dividends on their Common or Preferred Stock by making arrangements with the broker or bank to participate on behalf of the Participant through the Depository Trust Company Dividend Reinvestment Service. The Administrator will provide, upon request, Broker Transfer Forms for the Participants' convenience.

     Brokers and nominees owning ONEOK Inc. Common or Preferred Stock held at Depository Trust Company may participate in the Plan through this service.

     Once a Participant elects reinvestment, Dividend payments on shares of ONEOK Inc. Common or Preferred Stock to which the reinvestment relates, including those held in the Participant's Plan Account, will be reinvested in additional shares of Common Stock at the Market Price discounted by three percent (3%). If the Participant has specified partial reinvestment, that portion of the Dividend payment not being reinvested will be sent to the Participant by check in the usual manner, or by direct deposit, if the Participant has elected the direct deposit option. See "Direct Deposit of Dividends" below.

     A Participant may change reinvestment levels at any time by submitting a new Enrollment Form to the Administrator. If a Participant is investing through a broker or bank, reinvestment levels may be changed by making arrangements with the Participant's broker or bank. Brokers and nominees owning ONEOK Inc. Common or Preferred Stock held at the Depository Trust Company may change their reinvestment levels through the Depository Trust Company Dividend Reinvestment Service. To be effective with respect to a particular Common or Preferred Stock Dividend, any instructions to change must be received by the Administrator on or before the record date for such Dividend, which is usually about two weeks prior to the payment of the Dividend. The Corporation has historically paid Dividends on Common and Preferred Stock the 15th day (or the closest appropriate business day) of February, May, August, and November. The payment of future Dividends on Common Stock and the amount of such payments, if any, will depend upon the Corporation's earnings and such other factors as the Board of Directors deems relevant.

DIRECT DEPOSIT OF DIVIDENDS

     Through the Plan's direct deposit feature, Participants may elect to have any Dividends not being reinvested under the Plan paid by electronic-funds transfer to the Participant's designated bank account. To receive such Dividends by direct deposit, a Participant must first complete and sign a Direct Deposit Form and return the form to the Administrator. Direct Deposit Forms are available upon request from the Administrator.

     Direct Deposit Forms will be processed and will become effective as promptly as practicable after receipt by the Administrator. Participants may change the designated account for direct deposit or discontinue this service only by written instruction to the Administrator, which must be received by the Administrator at least ten (10) days prior to the relevant Dividend Record Date.

SOURCE AND PRICE OF SHARES

  Source

     To fulfill Plan requirements, the Administrator may purchase or sell shares in the open market and purchase shares from ONEOK Inc. as designated by the Corporation. Initially, shares will be issued from ONEOK Inc.'s Authorized but Unissued Common Stock. The Administrator may commingle each Participant's funds with those of other Participants for the purpose of executing purchases, and may offset purchases of shares against sales of shares to be made for Participants under the Plan with respect to the same Investment Date, resulting in a net purchase or a net sale of shares. (See "Price" below.)

     The Administrator will purchase or sell shares as soon as practicable beginning on the relevant Investment Date and in no event later than thirty (30) days after the relevant Investment Date except where and to the extent necessary under any applicable federal securities laws or other government or stock exchange regulations.

  Price

     Shares purchased or sold in the open market for a Participant with respect to a particular Investment Date will be credited to the Participant's account at the Market Price, which will be the weighted average price per share of all shares purchased or sold, as appropriate, with respect to that Investment Date. The Corporation will pay any applicable commissions or fees on purchase of shares, but Participants will be charged broker fees on sales of shares as described under "Sale of Shares" on page 10.

     The Market Price of shares purchased under the Plan that are sold from the Corporation's Treasury Stock or issued from the Corporation's Authorized but Unissued Shares of Common Stock will be calculated by computing the five (5)-day average of the daily average of the high and low prices of the Common Stock on the New York Stock Exchange for the five (5) business days prior to the relevant Investment Date.

     The price to the Participant of shares purchased under the Plan with reinvested Dividends will be the Market Price discounted by three percent (3%).

INDIVIDUAL RETIREMENT ACCOUNT

     The Administrator offers an Individual Retirement Account (IRA) that invests in Common Stock through a Program IRA. After being furnished a copy of this Prospectus and the Administrator's IRA Agreement and Disclosure Statement, an individual Plan Participant may open a Program IRA by completing and signing an IRA Enrollment Form and returning it to the Administrator with an initial contribution. The minimum Initial Investment for a Program IRA is $250. IRA Agreement and Disclosure Statements and Enrollment Forms are available upon request from the Administrator.

     The Program IRA referred to above is offered by the Administrator as Custodian. Other custodians and trustees may offer similar services. The Administrator has the right to charge reasonable fees for its IRA services. Such fees are described in the Administrator's IRA Disclosure Statement as in effect from time to time.

GIFT/TRANSFER OF SHARES WITHIN THE PLAN

     If a Participant wishes to transfer the ownership of all or part of his or her shares held under the Plan to a Plan Account for another person, whether by gift, private sale, or otherwise, the Participant may effect such transfer by mailing a properly completed Gift/Transfer Form to the Administrator. Transfers of less than all of the Participant's shares must be made in whole share amounts. No Fractional Shares may be transferred unless the Participant's entire account is transferred. Requests for transfer are subject to the same requirements that are applicable to the transfer of Common Stock certificates, including the requirement of a Medallion Signature Guarantee. Gift/Transfer Forms are available upon request from the Administrator.

     Shares so transferred will continue to be held by the Administrator under the Plan. If the transferee is not already a Participant, an account will be opened in the name of the transferee and the transferee will automatically be enrolled in the Plan. If the transferee is not already a registered shareholder or a Plan Participant, the Participant-donor may make a Dividend reinvestment election for the transferee at the time of the gift. The transferee may change the reinvestment level after the gift has been made as described under "Dividends" on page 7.

     The transferee will receive a statement, after the next Investment Date on which a transaction occurs in the transferee's Plan Account, reflecting the number of shares transferred to and held in the transferee's Plan Account.

CERTIFICATES FOR SHARES

     Shares purchased and held under the Plan will be held by the Administrator in its name or the name of its nominee. The number of shares (including any Fractional Share) credited to a Participant's Plan Account will be reflected on the Statement of Account. Participants may obtain stock certificates for all or part of the whole shares of Common Stock held in their Plan Accounts by completing the request on the reverse side of their statements or upon detailed, written request to the Administrator. Partial withdrawal of shares in the form of a certificate in no way affects Dividend reinvestment unless the Participant elects to change the level of reinvestment.

     Except as described under the caption "Gift/Transfer of Shares Within the Plan" on page 8, shares of Common Stock held by the Administrator for a Participant's Plan Account may not be pledged or assigned.

REPORTS TO PARTICIPANTS

     After each Investment Date on which a transaction occurs in a Participant's Plan Account, the Participant will receive a statement reflecting the amount invested; the amount of Dividends received; the purchase or sale price of shares; the number of shares purchased, deposited, sold, transferred or withdrawn; the total shares accumulated; and other information for each transaction year-to-date. The statement will consolidate information on all shares held by the Administrator for the Participant and other shares registered in the Participant's name. Each Participant is responsible for retaining these statements in order to establish, for tax purposes, the cost basis of shares purchased under the Plan. Current information will be available from the Administrator at no charge, but a fee may be charged by the Administrator for supplying information, if available, relating to previous tax years.

     Each Participant will receive all communications sent to the other holders of shares of ONEOK Inc. Common Stock, the annual report to shareholders, and notice of the annual meeting with the accompanying proxy materials. In addition, each Participant will receive an Internal Revenue Service information form for reporting Dividend income received during the calendar year and for sales of stock from Plan Accounts, if applicable.

     All Participant notices, statements, and reports from the Administrator will be addressed to the Participant at the latest address on record with the Administrator. Participants should promptly notify the Administrator in writing of any change of address.

SHARE SAFEKEEPING

     At the time of enrollment in the Plan, or at any later time, Participants may use the Plan's share safekeeping service to deposit any Common Stock certificates in their possession with the Administrator. Shares deposited will be transferred into the name of the Administrator or its nominee and credited to the Participant's Plan Account. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan.

     By using the Plan's share safekeeping service, Participants no longer bear the risks associated with loss, theft, or inadvertent destruction of stock certificates. Also, because shares deposited with the Administrator are treated in the same manner as shares purchased through the Plan, they may be transferred or conveniently sold through the Plan.

     Participants who wish to deposit Common Stock certificates with the Administrator should contact the Administrator for instructions. When mailing stock certificates to the Administrator, the Participant should use registered, insured mail.

SALE OF SHARES

     Participants may instruct the Administrator to sell any number of whole shares held in their Plan Accounts by giving written instructions to the Administrator no later than two (2) days before the next Investment Date. The Administrator will make the sale beginning on the first Investment Date following receipt of the request. The Administrator may offset purchases of shares against sales of shares (see "Source and Price of Shares" on page 8). When more than one partial sale of shares is requested in any calendar year applicable brokerage fees will be deducted from the proceeds of the sales, and a check will be mailed to the Participant.

     For Participants who have elected to reinvest Dividends: if instructions for the sale of shares are received on or before the fifth (5th) business day preceding a Dividend Payment Date, the sale will be processed as described above and a separate check for the Dividends will be mailed following the payment date. If instructions for the sale of shares are received after the fifth (5th) business day preceding a Dividend Payment Date, the sale will be processed after giving effect to reinvestment of the applicable Dividend.

     A request to sell all shares held in a Participant's account will be treated as a withdrawal from the Plan. Any applicable brokerage fees will be deducted from the proceeds of the sale of shares, a check will be mailed to the Participant, and the account will be closed.

CLOSING A PLAN ACCOUNT

     A Participant may close a Plan Account at any time by completing the information on the reverse side of his/her statement or by providing written instructions to the Administrator.

     To avoid potential abuses of the economies offered in connection with sales of shares through the Plan (e.g., excessive closing and reopening of accounts), the Corporation will not permit Participants who terminate their accounts to reenroll in the Plan until twelve (12) months after such termination.

REENROLLMENT IN PLAN

     No Optional Investment may be made after participation in the Plan has been terminated. In order to resume participation, a former Participant must reenroll in the Plan subject to the twelve (12)-month provision. The Corporation and the Administrator reserve the right to deny any reenrollment application.

TAX CONSEQUENCES

     Because the tax consequences to individual Participants vary, the Participant should consult a tax advisor for advice regarding income and expenses attributable to any Plan Account.

     It is important to the Participant that a correct tax identification number is included on the Enrollment Form.

     The Corporation believes the following is an accurate summary of the tax consequences of participation in the Plan as of the date of this Prospectus. This summary may not reflect every situation that could result from participation in the Plan and, therefore, Participants in the Plan are advised to consult their tax advisors with respect to the tax consequences (including federal, state, local, and other tax laws and United States tax withholding laws) applicable to their particular situations.

     In general, the cash Dividends paid by the Corporation are includable in income even though reinvested under the Plan. Under this general rule, the cost basis for federal income tax purposes of any shares acquired through the Plan will be the price at which the shares are credited by the Administrator to the account of the Participant as described in the section entitled "Source and Price of Shares." In connection with market purchases, brokerage commissions paid by the Corporation on a Participant's behalf are to be treated as distributions subject to income tax in the same manner as Dividends. The amounts paid for brokerage commissions are includable in the cost bases of shares purchased. The information sent to Participants and the Internal Revenue Service at year-end, if so required, will reflect amounts paid on their behalf.

     These rules may not be applicable to certain Participants in the Plan, such as tax-exempt entities (e.g., pension funds and individual retirement accounts) and foreign shareholders. These particular Participants should consult their tax advisors concerning the tax consequences applicable to their situations.

     In the case of Participants in the Plan whose Dividends are subject to United States backup withholding, the Administrator will reinvest Dividends less the amount of tax required to be withheld.

     In the case of foreign shareholders whose Dividends are subject to United States federal tax withholding, the Administrator will reinvest Dividends less the amount of tax required to be withheld. The filing of any documentation required to obtain a reduction in United States withholding tax will be the responsibility of the shareholder.

OTHER INFORMATION

  Stock Split, Stock Dividend, or Rights Offering

     Any dividends in Common Stock or split shares distributed by the Corporation on shares held by the Administrator for a Participant's Plan Account will be added to the Participant's account. Stock Dividends or split shares distributed on shares registered in a Participant's name and held in certificated form will be mailed directly to the Participant in the same manner as to shareholders who are not participating in the Plan.

     In the event of a rights offering, the Participant will receive rights based upon the total number of whole shares owned, that is, the total number of shares registered in the Participant's name and the total number of whole shares held in the Participant's Plan Account.

  Voting of Plan Shares

     Shares held in a Plan Account may be voted in person or by the proxy received by the Participant prior to any meeting of the shareholders.

  Limitation of Liability

     Neither the Corporation nor the Administrator (nor any of their respective agents, representatives, employees, officers, directors, or subcontractors) will be liable in administering the Plan for any act done in good faith or for any good-faith omission to act, including, without limitation, any claim of liability arising from failure to terminate a Participant's account upon a Participant's death or with respect to the prices or times at which shares are purchased or sold for Participants. Participants cannot waive federal securities law liability.

  Change or Termination of the Plan

     In its sole discretion, the Corporation may suspend, modify, or terminate the Plan at any time in whole, in part, or with respect to Participants in one or more jurisdictions. Notice of such suspension, modification, or termination will be sent to all Participants. No such event will affect any shares then credited to a Participant's Plan Account. Upon any whole or partial termination of the Plan by the Corporation, certificates for whole shares credited to an affected Participant's Plan Account will be issued and mailed to the Participant along with a check for any Fractional Share. Fractional Shares will be valued at the same effective price as whole shares sold for a Participant with respect to the next relevant Investment Date as described under the caption "Sale of Shares" on page 10.

  Termination of Individual Participation

     In their sole discretion, the Corporation and the Administrator reserve the right to terminate the Plan Account of any Participant after advance written notice is mailed to the Participant at the address appearing on the Administrator's records. A Participant whose Plan Account has been closed will receive a certificate for the whole shares held in the account and a check for the cash value of any Fractional Share held in the account.

                                USE OF PROCEEDS

     The Corporation is unable to predict the number of shares of Common Stock that will ultimately be sold under the Plan, the prices at which such shares will be sold, or the number of such shares, if any, that will be sold by the Corporation from shares held by the Corporation as Treasury Stock, if any, or from the Corporation's Authorized but Unissued Shares of Common Stock. Therefore, the Corporation cannot estimate the amount of proceeds to be received from the sale of such shares. To the extent that shares of Common Stock are sold from shares held by the Corporation as Treasury Stock or from the Corporation's Authorized but Unissued Shares of Common Stock, the proceeds of such sales will be added to the general funds of the Corporation and will be used for working capital, capital expenditures, and other general corporate purposes.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     ONEOK Inc. Common Stock is listed on the New York Stock Exchange under the symbol "OKE." The following table sets forth for the periods indicated the high and low sales prices on the New York Stock Exchange Composite Tape and the amount of cash Dividends paid per share of Common Stock.

                                                                     HIGH       LOW      DIVIDEND
                                                                     -----     -----     --------
1993
  First Quarter....................................................  $18 3/8   $16 1/4     $ .25
  Second Quarter...................................................   20 5/8    16 7/8       .27
  Third Quarter....................................................   24 7/8    20           .27
  Fourth Quarter...................................................   26 1/4    20 3/8       .27
1994
  First Quarter....................................................  $22 5/8   $19 5/8     $ .27
  Second Quarter...................................................   20 1/2    17 5/8       .28
  Third Quarter....................................................   18 1/2    15 3/4       .28
  Fourth Quarter...................................................   19 3/4    15 3/4       .28
1995
  First Quarter....................................................  $18       $15 7/8     $ .28
  Second Quarter...................................................   18 3/4    17           .28
  Third Quarter....................................................   19 5/8    17 1/4       .28
  Fourth Quarter (through August 3)................................   23 7/8    18 3/4

     On August 3, 1995, the last reported sales price of ONEOK Inc. Common Stock on the New York Stock Exchange Composite Tape was $23.875 per share.

     The most recent quarterly Dividend of $.28 per share of Common Stock was declared by the Board of Directors on July 20, 1995, and will be paid on August 15, 1995, to shareholders of record on July 31, 1995. The payment of Dividends in the future and the amount of such payments, if any, will depend upon the Corporation's earnings and such other factors as the Board of Directors deem relevant. Stock prices as shown in the foregoing table shall not be interpreted as a prediction of future stock prices.

     Under the provisions of the Corporation's debt agreements, the Corporation's total debt capacity is limited, and the amount of retained earnings available for Dividends is also limited. See Management's Discussion and Analysis of Financial Conditions and Results of Operation and Note D of the Notes to Consolidated Financial Statements filed as Exhibit 13 to the 1994 Form 10-K.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Corporation consists of (i) 60,000,000 shares of Common Stock, no par value, and (ii) 340,000 shares of Preferred Stock, $50 par value, of which 27,020,004 shares of Common Stock and 180,000 shares of Preferred Stock, Series A (4 3/4% Preferred), were issued and outstanding at July 31, 1995. Also authorized are 3,000,000 shares of Preference Stock, of which there have been no shares issued. The following summary description of these securities is qualified in its entirety by reference to the Third Restated Certificate of Incorporation of the Corporation, which is included by reference in the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Holders of ONEOK Inc. Common Stock are entitled to one (1) vote for each share held of record. Subject to the preferential rights of the holders of the Corporation's Preferred Stock and Preference Stock, the holders of Common Stock are entitled to receive any Dividends that may be declared by the Corporation's Board of Directors from funds legally available therefor and to share pro rata in the net assets of the Corporation upon liquidation. Holders of Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities of the Corporation. All outstanding shares of Common Stock are fully paid and are not subject to calls or assessments. Each share of Common Stock includes an associated preference stock purchase right (the Right) under the Corporation's Shareholder Rights Plan (the Rights Plan), which entitles the holder of the Right, under certain circumstances specified in the Rights Plan, to purchase one one-hundredth (1/100) of a share of Series A Participating Preference Stock of the Corporation for each Right. Of the Series A Preference Stock, a total of 200,000 shares have been reserved for this purpose. The designation of the Rights is incorporated by reference into this Prospectus.

PREFERRED STOCK

     Holders of ONEOK Inc. Preferred Stock are entitled to two (2) votes for each share held of record and to such Dividends, liquidation preferences, redemption rights, voting rights, conversion and exchange privileges, and other rights and preferences as the Board of Directors of the Corporation may determine in each resolution authorizing a series of Preferred Stock. The Preferred Stock ranks prior to the Common Stock and Preference Stock with respect to both Dividends and distribution of assets on liquidation, dissolution, or winding up. At the date hereof, the only shares of Preferred Stock issued and outstanding are the shares of Series A Preferred, which have a liquidation value of $50 per share, and the shareholders of record are entitled to cumulative quarterly Dividends when and as declared by the Corporation's Board of Directors at an annual rate of $2.375 per share.

PREFERENCE STOCK

     Holders of Preference Stock have no voting rights and are entitled to such Dividends, liquidation preferences, redemption rights, voting rights, conversion and exchange privileges, and other rights and preferences as the Board of Directors of the Corporation may determine in each resolution authorizing a series of Preference Stock. The Preference Stock ranks prior to the Common Stock with respect to both Dividends and distribution of assets on liquidation, dissolution, or winding up. There have been no shares of Preference Stock issued.

                              PLAN OF DISTRIBUTION

     The Common Stock being offered hereby is offered pursuant to the Plan, the terms of which provide that the purchase of shares of Common Stock may be made from the Corporation, either newly issued shares or Treasury Shares, or, in the open market, at the election of the Corporation. Initially, shares of Common Stock purchased by Participants under the Plan will be issued from Authorized but Unissued Shares. In accordance with current Securities and Exchange Commission rulings, the Corporation will not change its determination regarding the source of purchases of shares under the Plan more than once in any 12-month period. The primary consideration in determining the source of shares of Common Stock to be used for purchases under the Plan is expected to be the Corporation's need to increase equity capital. If the Corporation does not need to raise funds externally or if financing needs are satisfied using non-equity sources of funds to maintain the Corporation's targeted capital structure, shares of Common Stock purchased for Participants under the Plan will be purchased on the open market, subject to the aforementioned limitation on changing the source of shares of Common Stock.

                                 LEGAL OPINIONS

     The legality of the shares of Common Stock offered hereby has been passed upon by Messrs. Arrington Kihle Gaberino & Dunn, a Professional Corporation, Tulsa, Oklahoma.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules of the Corporation as of August 31, 1994, and 1993, and for each of the years in the three-year period ended August 31, 1994, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in method of accounting for certain postemployment and postretirement benefit obligations.

     To the extent KPMG Peat Marwick LLP audits and reports on the consolidated financial statements of ONEOK Inc. issued at future dates, and consents to the use of their reports thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon their report and said authority.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Corporation.......................    3
Direct Stock Purchase and Dividend
  Reinvestment Plan...................    3
Definitions...........................    3
Use of Proceeds.......................   12
Price Range of Common Stock and
  Dividends...........................   12
Description of Capital Stock..........   13
Legal Opinions........................   14
Experts...............................   14

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,000,000 SHARES

                                   ONEOK INC.

                                  COMMON STOCK

                           DIRECT STOCK PURCHASE AND
                           DIVIDEND REINVESTMENT PLAN





                            ------------------------
                                   PROSPECTUS
                            ------------------------




                                  ----------
                                    (DATE)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     All amounts, except SEC registration fee, are estimates.

    SEC registration fee......................................................  $ 16,336
    Transfer agent fees and expenses..........................................    15,000
    Printing and copying expenses.............................................    28,000
    Listing fees..............................................................    16,000
    Legal fees and expenses...................................................    25,000
    Accounting fees and expenses..............................................    10,000
    Blue Sky fees and expenses................................................    16,000
    Miscellaneous.............................................................     2,000
                                                                                --------
      Total...................................................................  $128,336
                                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Article VIII of the bylaws of the Corporation, upon authorization and determination either (1) by the Board of Directors by a majority of a quorum consisting of directors who were not parties to the action, suit, or proceeding involved; (2) if such a quorum is not obtainable, or even if obtainable and a quorum of disinterested directors so directs, by independent counsel in a written opinion; or (3) by the stockholders, the Corporation is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Corporation, no indemnification will be made if such person shall be adjudged to be liable to the Corporation, unless such indemnification is allowed by a court of competent jurisdiction.

     Under an insurance policy obtained by the Corporation, coverage of Corporation officers and directors against liability for neglect, errors, omissions, or breaches of duty in their capacities as such as provided for both the Corporation, to the extent that it is obligated to indemnify such officers and directors, and the officers and directors themselves. Such coverage is provided in the amount of $75,000,000, with a retained limit by the Corporation of $250,000. The insurance company is obligated to pay any loss in excess of the $250,000 retained limit and defense costs from the first dollar, up to the policy limit of $75,000,000. Among the policy exclusions are those which exclude coverage for accounting for profits made within the meaning of Section 16(b) of the Securities Exchange Act of 1934, claims based upon or attributable to directors and officers gaining any personal profit or advantage to which such individuals are not legally entitled, and for any claims brought about or attributable to the dishonesty of an officer or director.

     The registrant has been advised that, in the opinion of the Securities and Exchange Commission, provisions providing for the indemnification by a corporation of its officers, directors, and controlling persons against liabilities imposed by the Securities Act of 1933 are against public policy as expressed in said Act and are therefore unenforceable. It is recognized that the above-summarized provisions of the registrant's bylaws and the applicable Delaware General Corporation Law may be sufficiently broad to indemnify officers, directors, and controlling persons of the registrant against liabilities arising under said Act. Therefore, in the event that a claim of indemnification against liability under said Act (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) shall be asserted by an officer, director, or controlling person under said provisions, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS (EXHIBITS EXCLUDED ARE NOT APPLICABLE.)

      (4)(a)***      -- Third Restated Certificate of Incorporation of ONEOK Inc.
      (4)(b)****     -- By-Laws of ONEOK Inc., as Amended
      (4)(c)**       -- Rights Agreement between ONEOK Inc. and Chase Manhattan Bank, N.A., dated March 21, 1988 (Liberty Bank and Trust Company of Oklahoma
                        City, N.A., has replaced Chase Manhattan as the Rights agent.)
      (5)*           -- Opinion and consent of Arrington Kihle Gaberino & Dunn, Inc., a
                        Professional Corporation
     (23)(a)*        -- Consent of KPMG Peat Marwick LLP, Independent Certified Public
                        Accountants
     (23)(b)*        -- Consent of Arrington Kihle Gaberino & Dunn, Inc., a Professional
                        Corporation (included in Exhibit 5)
     (24)*           -- Powers of Attorney (Included on pages II-5 and II-6)

---------------

*     Filed herewith

** Incorporated by reference to Exhibit (1) to Registration Statement on Form 8-A dated March 1988.

*** Incorporated by reference to Exhibit (3)(a) to Annual Report on Form 10-K dated August 31, 1994.

**** Incorporated by reference to Exhibit (3)(b) to Registration Statement on
     Form S-3 No. 33-58555 filed April 12, 1995.

ITEM 17. UNDERTAKINGS

     1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2. Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

     3. The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a posteffective amendment to the Registration Statement:

             (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in periodic reports filed by the Corporation pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

                               POWER OF ATTORNEY

     The person whose signature appears below hereby authorizes Lavon Neal and
J. D. Neal, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of such person, in the capacity stated below, and to file any and all amendments to this Registration Statement, including any and all posteffective amendments and all instruments necessary or incidental in connection therewith.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa and the State of Oklahoma, on this 20th day of July, 1995.

                                            ONEOK Inc.

                                            By:         LARRY W. BRUMMETT
                                               ---------------------------------
                                                      Larry W. Brummett
                                              Chairman of the Board, President,
                                                 and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes Larry W. Brummett, Lavon Neal, or J. D. Neal, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all posteffective amendments and all instruments necessary or incidental in connection therewith.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, in the City of Tulsa and the State of Oklahoma, on this 20th day of July, 1995.

              LARRY W. BRUMMETT                                   J. D. NEAL
---------------------------------------------    ---------------------------------------------
              Larry W. Brummett                                   J. D. Neal
           Chairman of the Board,                            Vice President, Chief
         President, Chief Executive                         Financial Officer, and
            Officer, and Director                            Treasurer (Principal
                                                           Financial and Accounting
                                                                   Officer)

                 W. M. BELL                                      D. A. NEWSOM
---------------------------------------------    ---------------------------------------------
                 W. M. Bell                                      D. A. Newsom
                  Director                                         Director

               D. R. CUMMINGS                                    G. D. PARKER
---------------------------------------------    ---------------------------------------------
               D. R. Cummings                                    G. D. Parker
                  Director                                         Director

                 W. L. FORD                                       J. D. SCOTT
---------------------------------------------    ---------------------------------------------
                 W. L. Ford                                       J. D. Scott
                  Director                                         Director

                J. M. GRAVES                                    G. R. WILLIAMS
---------------------------------------------    ---------------------------------------------
                J. M. Graves                                    G. R. Williams
                  Director                                         Director

                S. J. JATRAS                                      S. L. YOUNG
---------------------------------------------    ---------------------------------------------
                S. J. Jatras                                      S. L. Young
                  Director                                         Director

                B. H. MACKIE
---------------------------------------------
                B. H. Mackie
                  Director

                                 EXHIBIT INDEX

      EXHIBIT
       NUMBER                                      DESCRIPTION
------------------  -------------------------------------------------------------------------
 (4)(a)***          -- Third Restated Certificate of Incorporation of ONEOK Inc.
 (4)(b)****         -- By-Laws of ONEOK Inc., as Amended
 (4)(c)**           -- Rights Agreement between ONEOK Inc. and Chase Manhattan Bank, N.A., dated March 21, 1988
 (5)*               -- Opinion and consent of Arrington Kihle Gaberino & Dunn, Inc., a
                       Professional Corporation
(23)(a)*            -- Consent of KPMG Peat Marwick LLP, Independent Certified Public
                       Accountants
(23)(b)*            -- Consent of Arrington Kihle Gaberino & Dunn, a Professional Corporation
                       (included in Exhibit 5)
(24)*               -- Powers of Attorney (Included on pages II-4 and II-5)

---------------

*     Filed herewith

** Incorporated by reference to Exhibit (1) to Registration Statement on Form 8-A dated March 1988.

*** Incorporated by reference to Exhibit (3)(a) to Annual Report on Form 10-K dated August 31, 1994.

**** Incorporated by reference to Exhibit (3)(b) to Registration Statement on
     Form S-3 No. 33-58555 filed April 12, 1995.